STRYKER REPORTS FIRST QUARTER 2012 RESULTS

•	Net sales growth of 7.2% to $2.2 billion

•	Adjusted diluted net earnings per share(1) growth of 10.0% to $0.99

Kalamazoo, Michigan - April 17, 2012 - Stryker Corporation (NYSE:SYK) reported operating results for the first quarter of 2012:

Quarter Highlights

•	Reported net sales increased 7.2% to $2.2 billion

•	Reconstructive increased 5.2%

•	MedSurg increased 7.5%

•	Neurotechnology and Spine increased 12.4%

•	Adjusted net earnings(2) increased 7.4% to $379 million

•	Adjusted diluted net earnings per share(1) increased 10.0% to $0.99

•	Reported net earnings increased 14.0% to $350 million

•	Reported diluted net earnings per share increased 16.7% to $0.91

“Our dedicated employees continue to execute on the strategy we have been pursuing. The 7% revenue and 10% adjusted per share earnings growth reflect the momentum we are seeing on both a product and geographic level and have us on track to deliver on our financial commitments, " commented Curt R. Hartman, Interim Chief Executive Officer and Vice President and Chief Financial Officer. “We are committed to growing our diverse mix of businesses and global market presence. Our focus remains on internally driven innovation, strategic acquisitions and our ongoing commitment to both quality and operating efficiencies while optimizing capital allocation through share buybacks and dividends.”
Sales Analysis
Consolidated net sales of $2.2 billion increased 7.2% in the quarter over the prior year, as reported, and 7.4% in constant currency. Net sales in the quarter grew by 6.9% due to increased unit volume and changes in product mix and 2.3% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 1.7% due to changes in price and 0.2% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, net sales increased 5.2% in constant currency over the prior year.
Reconstructive net sales of $958 million increased 5.2% in the quarter over the prior year, as reported, and 5.2% in constant currency. Net sales in the quarter grew by 6.1% due to increased unit volume and changes in product mix and 1.8% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 2.6% due to changes in price. Excluding the impact of acquisitions, Reconstructive net sales increased 3.4% in constant currency over the prior year.

MedSurg net sales of $821 million increased 7.5% in the quarter over the prior year, as reported, and 7.9% in constant currency. Net sales in the quarter grew by 8.2% due to increased unit volume and changes in product mix and 0.3% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 0.5% due to changes in price and 0.4% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, MedSurg net sales increased 7.6% in constant currency over the prior year.

Neurotechnology and Spine products net sales of $382 million increased 12.4% in the quarter over the prior year, as reported, and 12.3% in constant currency. Net sales in the quarter grew by 6.2% due to increased unit volume and changes in product mix and 8.0% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 2.0% due to changes in price. Excluding the impact of acquisitions, Neurotechnology and Spine net sales increased 4.3% in constant currency over the prior year.

Earnings Analysis

Reported net earnings in the quarter includes restructuring and related charges of $12 million (net of taxes), and acquisition and integration related charges of $17 million (net of taxes) related to the Neurovascular, Orthovita, Memometal and Concentric acquisitions, including integration related costs and additional cost of sales for inventory sold in the quarter that was “stepped up” to fair value. These charges reduced reported gross profit margin from 67.8% to 67.2% and reported operating income margin from 23.7% to 22.0%.

Excluding the impacts of restructuring and related charges, and acquisition and integration-related charges, adjusted net earnings(2) of $379 million increased 7.4% in the quarter over the prior year. Adjusted diluted net earnings per share(1) of $0.99 increased 10.0% in the quarter over the prior year.

Net earnings of $350 million increased 14.0% in the quarter over the prior year. Diluted net earnings per share of $0.91 increased 16.7% in the quarter over the prior year.

During the quarter, Stryker repurchased approximately 1 million shares at a cost of $50 million.

2012 Outlook
The financial forecast for 2012 includes a constant currency sales increase of 3.5% to 6.5%. If foreign currency exchange rates hold near current levels, we anticipate net sales will be impacted negatively by approximately 1.0% to 2.0% in the second quarter of 2012 and negatively impacted by approximately 0.5% to 1.5% for the full year of 2012. Excluding the expected impact of foreign currency and acquisitions, projected sales growth is 2% to 5%.
We project 2012 adjusted diluted net earnings per share(1) to grow at double-digit levels over 2011. In 2012, we anticipate previously announced restructuring and related charges and acquisition and integration-related charges to reduce reported diluted net earnings per share by approximately $0.22.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported diluted net earnings to adjusted diluted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on April 17, 2012
As previously announced the Company will host a conference call for financial analysts at 4:30 p.m., Eastern Time, today to discuss the Company's operating results for the quarter ended March 31, 2012 and provide an operational update.

To participate in the conference call dial 800-299-8538 (domestic) or 617-786-2902 (international) and enter the participant passcode 13710160. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Tuesday, April 17, 2012, until 7:30

p.m. on Wednesday, April 25, 2012. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 31951264.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; resolution of tax audits; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	First Quarter
	2012	2011	% Change
Net sales	$2,161	$2,015	7.2
Cost of sales	709	689	2.9
GROSS PROFIT	1,452	1,326	9.5
% of sales	67.2%	65.8%
Research, development & engineering expenses	112	111	0.9
Selling general & administrative expenses	819	765	7.1
Intangibles amortization	31	27	14.8
Restructuring charges	14	—	—
	976	903	8.1
OPERATING INCOME	476	423	12.5
% of sales	22.0%	21.0%
Other income (expense)	(8)	(12)	(33.3)
EARNINGS BEFORE INCOME TAXES	468	411	13.9
Income Taxes	118	104	13.5
NET EARNINGS	$350	$307	14.0
Net earnings per share
Basic	$0.92	$0.79	16.5
Diluted	$0.91	$0.78	16.7
Average shares outstanding
Basic	381.0	390.0
Diluted	383.8	394.2

CONDENSED BALANCE SHEETS

	March	December
	2012	2011
ASSETS
Cash and cash equivalents	$690	$905
Marketable securities	2,607	2,513
Accounts receivable (net)	1,472	1,417
Inventories	1,318	1,283
Other current assets	1,142	1,093
TOTAL CURRENT ASSETS	7,229	7,211
Property, plant and equipment (net)	909	888
Goodwill and other intangibles (net)	3,507	3,514
Other assets	814	792
TOTAL ASSETS	$12,459	$12,405
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	1,549	1,828
Other liabilities	1,137	1,143
Long-term debt	1,751	1,751
Shareholders' equity	8,022	7,683
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,459	$12,405
CONDENSED STATEMENT OF CASH FLOWS

	First Quarter
	2012	2011
OPERATING ACTIVITIES
Net earnings	$350	$307
Depreciation	39	40
Amortization	84	75
Restructuring charges	14	—
Changes in operating assets and liabilities and other, net	(452)	(218)
NET CASH PROVIDED BY OPERATING ACTIVITIES	35	204
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(9)	(1,455)
Proceeds from sales of property, plant and equipment	—	60
Proceeds from sales of (purchases of) marketable securities, net	(62)	572
Purchases of property, plant and equipment	(52)	(55)
NET CASH USED IN INVESTING ACTIVITIES	(123)	(878)
FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	6	2
Dividends paid	(81)	(71)
Repurchase and retirement of common stock	(50)	(250)
Other	(3)	(70)
NET CASH USED IN FINANCING ACTIVITIES	(128)	(389)
Effect of exchange rate changes on cash and cash equivalents	1	40
CHANGE IN CASH AND CASH EQUIVALENTS	$(215)	$(1,023)

STRYKER CORPORATION For the Three Months Ended March 31, 2012 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	First Quarter
			% Change
	2012	2011	As Reported	Constant Currency
Geographic sales
U.S.	$1,384	$1,279	8.2	8.2
International	777	736	5.6	6.1
NET SALES	$2,161	$2,015	7.2	7.4
Worldwide sales
Reconstructive	$958	$911	5.2	5.2
MedSurg	821	764	7.5	7.9
Neurotechnology and Spine	382	340	12.4	12.3
NET SALES	$2,161	$2,015	7.2	7.4

SUPPLEMENTAL SALES GROWTH ANALYSIS

	First Quarter
			% Change
					U.S.	International
	2012	2011	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$312	$302	3.3	3.1	6.3	0.2	(0.1)
Knees	352	335	5.1	5.0	4.9	4.8	5.2
Trauma and Extremities	243	223	9.0	9.7	12.6	6.5	7.3
TOTAL RECONSTRUCTIVE	958	911	5.2	5.2	7.4	2.4	2.6
MedSurg
Instruments	314	285	10.2	10.5	12.2	5.1	6.3
Endoscopy	279	268	4.1	4.4	2.1	9.1	10.4
Medical	179	171	4.7	5.2	(1.8)	29.3	31.9
TOTAL MEDSURG	821	764	7.5	7.9	6.3	11.2	12.6
Neurotechnology and Spine
Spine	181	161	12.4	12.2	14.7	6.4	6.8
Neurotechnology	201	179	12.3	12.3	15.8	7.8	8.0
TOTAL NEUROTECHNOLOGY AND SPINE	382	340	12.4	12.3	15.2	7.3	7.5

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency, adjusted net earnings and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency, adjusted net earnings and adjusted net earnings per diluted share are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with our budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures, adjusted net earnings and adjusted diluted net earnings per share, with the most directly comparable GAAP financial measures, reported net earnings and diluted net earnings per share:
STRYKER CORPORATION For the Three Months Ended March 31, 2012 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS

		First Quarter
	Notes	2012	2011	% Change
NET EARNINGS		$350	$307	14.0
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		10	36	(72.2)
Acquisition and integration related		7	10	(30.0)
Restructuring and related charges	(b)	12	—	—
ADJUSTED NET EARNINGS		$379	$353	7.4
RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

		First Quarter
	Notes	2012	2011	% Change
DILUTED NET EARNINGS PER SHARE		$0.91	$0.78	16.7
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		0.03	0.09	(66.7)
Acquisition and integration related		0.02	0.03	(33.3)
Restructuring and related charges	(b)	0.03	—	—
ADJUSTED DILUTED NET EARNINGS PER SHARE		$0.99	$0.90	10.0

(a)
In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical, Inc., and has incurred certain acquisition and integration related charges.

(b)
In 2011 the Company announced focused workforce reductions and other restructuring activities expected to be completed by December 31, 2012, and has incurred and will continue to incur certain restructuring and related charges.